                                                                  EXHIBIT (a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                               BERTUCCI'S, INC.
                                      AT
                             $10.50 NET PER SHARE
                                      BY
                            NERC ACQUISITION CORP.
                         A WHOLLY-OWNED SUBSIDIARY OF
                          NE RESTAURANT COMPANY, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 17, 1998, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER BY AND AMONG BERTUCCI'S, INC. (THE "COMPANY"), NE RESTAURANT COMPANY, INC. ("PARENT") AND NERC ACQUISITION CORP. ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN).

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES, WHICH, TOGETHER WITH THE SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENT AT LEAST 90% OF ALL OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS ON THE EXPIRATION DATE (AS DEFINED HEREIN)), (II) PARENT AND PURCHASER HAVING OBTAINED SUFFICIENT FINANCING TO FUND THE PURCHASE OF SHARES TENDERED IN THE OFFER, CONSUMMATE THE MERGER, REFINANCE CERTAIN EXISTING INDEBTEDNESS OF THE COMPANY AND OF PARENT AND TO PAY ALL RELATED FEES AND EXPENSES AND (III) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS WHICH ARE SET FORTH IN SECTION 14.

                                _______________

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth in the Letter of Transmittal and (A) mail or deliver it, together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or (B) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares, and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth herein.

  Questions and requests for assistance may be directed to the Information Agent (as such term is defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.

                                _______________

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

May 20, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION.............................................................     1
THE TENDER OFFER.........................................................     3
 1. Terms of the Offer...................................................     3
 2. Acceptance for Payment and Payment for Shares........................     5
 3. Procedures for Tendering Shares......................................     6
 4. Withdrawal Rights....................................................     9
 5. Certain United States Federal Income Tax Consequences................     9
 6. Price Range of Shares................................................    10
 7. Effect of the Offer on the Market for the Shares; Nasdaq Quotation
    and Exchange Act Registration........................................    11
 8. Certain Information Concerning the Company...........................    12
 9. Certain Information Concerning Purchaser and Parent..................    14
10. Source and Amount of Funds...........................................    16
11. Background of the Offer; Contacts With the Company...................    19
12. Purpose of the Offer and the Merger; The Merger Agreement; Other
    Agreements; Plans for the Company; Other Matters.....................    22
13. Dividends and Distributions..........................................    33
14. Certain Conditions of the Offer......................................    33
15. Certain Legal Matters; Regulatory Approvals..........................    35
16. Fees and Expenses....................................................    37
17. Miscellaneous........................................................    38
Schedule I--Information Relating to Directors and Executive Officers of
   Parent and Purchaser..................................................   I-1
Schedule II--Transactions in Shares During the Past 60 Days by Parent and
   Purchaser.............................................................  II-1

To the Holders of Shares of Common
 Stock of Bertucci's, Inc.:

                                 INTRODUCTION

  NERC Acquisition Corp. ("Purchaser"), a Massachusetts corporation and a wholly-owned subsidiary of NE Restaurant Company, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.005 per share (the "Common Stock"), of Bertucci's, Inc., a Massachusetts corporation (the "Company"), at a purchase price of $10.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. Purchaser will pay all fees and expenses of D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), and United States Trust Company of New York, which is acting as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH.

  The Company's financial advisor, NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery"), has delivered its opinion dated May 13, 1998 that, as of such date, and subject to the conditions and limitations set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view. Such opinion is set forth in full as an Annex to the Schedule 14D-9.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 13, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, a merger (the "Merger") will be effected under the terms of which either: (i) in the event that Parent and Purchaser acquire, pursuant to the Offer or otherwise, less than 90% of the outstanding Shares, Purchaser will be merged with and into the Company, with the Company surviving the Merger; or (ii) in the event that Parent and Purchaser acquire, pursuant to the Offer or otherwise, 90% or more of the outstanding Shares, and Parent determines to use the "short-form" merger procedure described below, the Company will be merged with and into Purchaser, with Purchaser surviving the Merger (the entity surviving either of the transactions described in clauses (i) and (ii) of this sentence being hereinafter referred to as, the "Surviving Corporation"). Irrespective of how the Merger is structured, the Surviving Corporation will be a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by stockholders who properly demand their appraisal rights under

Massachusetts law, Shares held in the Company's treasury and Shares owned by Parent or Purchaser) will be converted into the right to receive in cash, without interest, the cash price per Share paid pursuant to the Offer (the "Merger Consideration"). See Section 12.

  The Merger is subject to a number of conditions, including the approval by stockholders of the Company, if such approval is required by applicable law. Under the terms of the financing commitment obtained by Parent and Purchaser for the Interim Facility (as defined in Section 10) of $90 million of debt financing for the transactions contemplated by the Merger Agreement as described in Section 10, it is a condition to Parent borrowing thereunder that
(i) concurrently with the funding of the Offer, at least 90% of the outstanding Shares shall be acquired by Purchaser and (ii) both the funding of the Offer and the consummation of the Merger occur on the same date. See
Section 10. Therefore, the Merger Agreement provides that the Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition described below and that if the Minimum Condition is satisfied, Parent, at its request, may cause the Company to be merged into Purchaser pursuant to the "short-form" merger provisions of the Massachusetts Business Corporation Law (the "MBCL"), without a meeting of stockholders of the Company, on the same day as the purchase of and payment for Shares is made by Purchaser pursuant to the Offer. In such event, stockholders of the Company (other than Parent and Purchaser and stockholders who properly demand their appraisal rights under Massachusetts law) will receive the Merger Consideration for each Share held on the date of the Merger. Purchaser has reserved the right in its sole discretion to waive any of the conditions to the Offer, including the Minimum Condition, provided that no such waiver of the Minimum Condition shall decrease the Minimum Condition to less than 66 2/3% of the Shares outstanding on a fully diluted basis. However, Purchaser does not intend to waive the Minimum Condition unless the above-described conditions in the financing commitment for the Interim Facility are also waived by the lenders thereunder. If the Minimum Condition is so waived by Purchaser, a vote of the Company's stockholders will be required under the MBCL and a significantly longer period of time will be required to effect the Merger. See Section 12.

  In connection with the execution of the Merger Agreement, Parent and Purchaser entered into a Tender and Voting Agreement, dated as of May 13, 1998 (the "Tender and Voting Agreement"), with Joseph Crugnale, the Company's Founder, Chairman of the Board, President and Chief Executive Officer. Mr. Crugnale beneficially owns an aggregate of 2,174,772 Shares (which Shares represent approximately 24.4% of the Shares outstanding and approximately 23.06% of the Shares outstanding on a fully diluted basis). Pursuant to the Tender and Voting Agreement, Mr. Crugnale has agreed to validly tender pursuant to the Offer and not withdraw all Shares which are beneficially owned by him prior to the Expiration Date.

  The Merger Agreement and the Tender and Voting Agreement are more fully described in Section 12.

  The Minimum Condition. Consummation of the Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares, which, together with the Shares then beneficially owned by Parent or Purchaser, represent at least 90% of all outstanding Shares (determined on a fully diluted basis on the Expiration Date (as defined in Section 1)) (the "Minimum Condition").

  In the Merger Agreement, the Company represented that on May 13, 1998 it had issued and outstanding 8,908,621 Shares and outstanding stock options to purchase an aggregate of 521,050 Shares. For purposes of the Offer, "fully diluted basis" assumes that only 352,975 Shares subject to stock options with exercise prices at or below the Offer Price and that are vested or that will vest as a result of the transactions contemplated by the Merger Agreement are presently exercisable. Of the Shares outstanding, Parent owns 430,000 Shares or approximately 4.8% of the Shares outstanding and approximately 4.56% of the Shares outstanding on a fully diluted basis. The Shares beneficially owned by Parent were acquired in open market purchases. See Schedule II which sets forth transactions in the Shares effected during the past 60 days by Parent, Purchaser and their affiliates.

  BASED ON THE FOREGOING, THE MINIMUM CONDITION WILL BE SATISFIED IF AT LEAST 7,905,437 SHARES (INCLUDING THE 2,174,772 SHARES SUBJECT TO THE TENDER AND VOTING AGREEMENT) ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE. The actual number of Shares required to be tendered to satisfy the Minimum

Condition will depend upon the actual number of Shares outstanding on the date Purchaser accepts Shares for payment pursuant to the Offer.

  The Financing Condition. Purchaser's obligation to purchase Shares pursuant to the Offer is conditioned upon, among other things, sufficient financing being obtained by Parent and Purchaser to fund the purchase of Shares tendered in the Offer, consummate the Merger, refinance certain existing indebtedness of the Company and of Parent and to pay all related fees and expenses of the transaction pursuant to the terms of the financing commitments described in
Section 10 ("Source and Amount of Funds") or such other terms as Parent and the Company shall agree or as are not materially more onerous than as set forth in such commitments (the "Financing Condition"). Parent and Purchaser have agreed to use commercially reasonable efforts to satisfy the Financing Condition.

  As described in Section 10, Parent has obtained a commitment for an Interim Facility of $90 million of debt financing for the transactions contemplated by the Merger Agreement. However, as more fully discussed in Section 10, Parent and Purchaser expect to obtain such $90 million of debt financing through a private placement pursuant to Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of $90 million principal amount of senior unsecured notes (the "Senior Notes"). Therefore, it is Parent's intention not to borrow under the Interim Facility unless the sale of the Senior Notes pursuant to Rule 144A cannot be consummated prior to the expiration of the Offer. ACCORDINGLY, IF THE SALE OF THE SENIOR NOTES PURSUANT TO RULE 144A HAS NOT BEEN CONSUMMATED ON OR PRIOR TO THE INITIAL EXPIRATION DATE, PURCHASER INTENDS TO EXTEND THE EXPIRATION DATE FROM TIME TO TIME FOR A PERIOD NOT TO EXTEND BEYOND JULY 31, 1998 UNTIL THE SALE OF THE SENIOR NOTES HAS BEEN CONSUMMATED AND THE OTHER CONDITIONS TO THE OFFER HAVE BEEN SATISFIED OR WAIVED.

  Certain other conditions to consummation of the Offer are described in
Section 14. Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Section 14.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, June 17, 1998, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Financing Condition. See Section 14. If any or all of such conditions are not satisfied prior to the Expiration Date, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer (including the Minimum Condition, provided that no such waiver of the Minimum Condition shall decrease the Minimum Condition to less than 66 2/3%), to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, amend the Offer.

  Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by Purchaser to have occurred (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) except as indicated below, to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Purchaser has agreed in the Merger Agreement that it will not, without the prior written consent of the Company (i) decrease the price per Share payable in the Offer, (ii) decrease the maximum number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Section 14, (iv) change the conditions to the Offer in any material respect adverse to the Company, (v) except as provided in the next sentence, extend the Offer, (vi) change the form of consideration payable in the Offer or (vii) amend any other term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, pursuant to the Merger Agreement, Purchaser may, without the consent of the Company, (i) extend the Offer beyond any scheduled expiration date for a period not to extend beyond July 31, 1998, if at any scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and pay for, Shares (including, with respect to the Financing Condition, the consummation of the sale of the Senior Notes) shall not be satisfied or waived, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer.

  The rights reserved by Purchaser as set forth above are in addition to Purchaser's rights to terminate the Offer pursuant to Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day (as defined below) after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to applicable law (including, without limitation, Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes in the information published, sent or given in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If Purchaser extends the Offer (whether before or after its acceptance for payment of Shares), is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including any public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. The Merger Agreement provides that, without the Company's prior written consent, Purchaser will not decrease the price or number of Shares sought in the Offer. As used in this Offer to Purchase, the term "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Purchaser and such determination shall be final and binding on all tendering stockholders. See Sections 1 and 14.

  Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined below) with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (c) any other documents required by the Letter of Transmittal. THE PER SHARE CONSIDERATION PAID TO ANY STOCKHOLDER PURSUANT TO THE OFFER WILL BE THE HIGHEST PER SHARE CONSIDERATION PAID TO ANY OTHER STOCKHOLDER PURSUANT TO THE OFFER.

  Parent expects to file soon their Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed, unless early termination of the waiting period is granted. Before such time, however, the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such request. See Section 15 hereof for additional information concerning the HSR Act and applicability of the antitrust laws to the Offer.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE TENDERED SHARES,

REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If, for any reason whatsoever, Purchaser is delayed in its acceptance for payment of or payment for any Shares tendered pursuant to the Offer, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of the tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that under the Offer tendering stockholders are entitled to exercise and duly exercise withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility (as defined below) pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly practicable as after the expiration or termination of the Offer.

  Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates or the affiliates of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either the certificates for tendered Shares must be received by the Depositary at one of its addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer described below (and a Book-Entry Confirmation must be received by the Depositary), in each case, prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry transfer of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry

Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made, or certificates for Shares not accepted for payment or not tendered are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the names of the registered holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  If the certificates for Shares are forwarded separately to the Depositary, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, must accompany each such delivery.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) all tendered Shares, in proper form for transfer together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer as provided herein. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares and other securities or rights will, without further action, be revoked, and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of Purchaser will thereby, with respect to the Shares and other securities or rights for which the appointment is effective, be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights, including, without limitation, in respect of any annual, special, adjourned or postponed meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 18, 1998.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must also be submitted to the Depositary, and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to be validly tendered for purposes of the Offer. However, withdrawn Shares may be rendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the stockholder.

  In general, a stockholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and any capital gain will be subject to a maximum tax rate of 28% if the stockholder is an individual and has held the Shares for more than one year at the time of sale, and a maximum rate of 20% if the stockholder is an individual and at the time of disposition has held the Shares for more than 18 months. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger.

  A STOCKHOLDER (OTHER THAN CERTAIN EXEMPT STOCKHOLDERS) WHO TENDERS SHARES MAY BE SUBJECT TO 31% BACKUP WITHHOLDING UNLESS THE STOCKHOLDER PROVIDES HIS OR HER TIN AND CERTIFIES UNDER PENALTY OF PERJURY THAT SUCH NUMBER IS CORRECT AND THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. A STOCKHOLDER WHO DOES NOT FURNISH HIS OR HER TIN MAY BE SUBJECT TO A PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE. EACH STOCKHOLDER SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL SO AS TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING.

  If backup withholding applies, the payor is required to withhold 31% from payments. This is not an additional tax; the amount of the backup withholding can be credited against the tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained upon filing an income tax return.

  THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS OFFER TO PURCHASE. THIS DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WHO HOLD THEIR SHARES AS PART OF A "CONVERSION TRANSACTION," AS DEFINED IN SECTION 1258(C) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN ENTITIES, OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES AND REGULATED INVESTMENT COMPANIES). STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND POSSIBLE CHANGES IN SUCH TAX LAWS, WHICH MAY HAVE RETROACTIVE EFFECT).

6. PRICE RANGE OF SHARES.

  The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol "BERT." The following table sets forth, for the periods indicated, the high and low sale price per Share as reported by the Nasdaq National Market and as reported in published financial sources.

                                                                  SALES PRICE
                                                                ----------------
                                                                  HIGH     LOW
                                                                --------- ------
Fiscal 1996:
  Fiscal Quarter Ended April 20, 1996.......................... $ 6       $4 1/2
  Fiscal Quarter Ended July 13, 1996...........................   7 1/4    4 7/8
  Fiscal Quarter Ended October 5, 1996.........................   5 3/8    4 1/4
  Fiscal Quarter Ended December 28, 1996.......................   6 1/8    4 1/2
Fiscal 1997:
  Fiscal Quarter Ended April 19, 1997..........................   6 5/8    5
  Fiscal Quarter Ended July 19, 1997...........................   7 1/16   5 1/4
  Fiscal Quarter Ended October 4, 1997.........................   7        5 3/8
  Fiscal Quarter Ended December 27, 1997.......................   6 13/16  5 3/4
Fiscal 1998:
  Fiscal Quarter Ended April 18, 1998..........................  10        6
  Fiscal Quarter through May 19, 1998..........................  10 9/32   9 5/8

  On May 13, 1998, the last full trading day before the first public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $9 7/8 per Share. On May 19, 1998, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $10 3/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The Company has not paid cash dividends on its Common Stock to date and does not plan to pay cash dividends to its stockholders in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are currently included in the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market (the top tier of the Nasdaq Stock Market), which requires that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq's "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market-makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for reporting in The Nasdaq Stock Market and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of May 13, 1998, there were approximately 641 holders of record of Shares and 8,908,621 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for inclusion in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for quotation through any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would however, depend upon such factors as the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to it stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions. Furthermore, the ability of, "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  General. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  The Company is a Massachusetts corporation with its principal executive offices located at 14 Audubon Road, Wakefield, Massachusetts 01880. The following description of the Company's business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997 (the "Company's 1997 10-K"). As of fiscal year end December 27, 1997, Bertucci's operated a chain of 84 full-service, Italian restaurants under the "Bertucci's Brick Oven Pizzeria" name in the Northeastern and Mid-Atlantic regions and the Chicago, Illinois and Atlanta, Georgia, metropolitan areas. The restaurants' menu features original-recipe gourmet pizza prepared in brick ovens and other high-quality, moderately-priced Italian food. In addition, Bertucci's also operates Sal and Vinnie's Sicilian Steakhouse, which was opened in the first quarter of 1997 in Norwood, Massachusetts. For the year ended December 27, 1997, the average check per customer at Bertucci's restaurants, including beverages, was approximately $7.40 for lunch and approximately $9.95 for dinner.

  Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company excerpted or derived from the (i) audited financial information of the Company contained in the Company's 1997 10-K and (ii) unaudited financial information of the Company as of and for the 16 week periods ended April 18, 1998 and April 19, 1997 that was furnished to Parent and Purchaser by the Company. More comprehensive financial information is included in the Company's 1997 10-K and other documents filed with the Commission, and the following information is qualified in its entirety by reference to the Company's 1997 10-K and other documents, including the financial information and related notes contained therein. The Company's 1997 10-K and such other documents maybe inspected and copies may be obtained from the offices of the Commission or the Nasdaq National Market in the manner set forth below under "Available Information."

                                            FISCAL YEAR ENDED                           PERIOD ENDED
                          ----------------------------------------------------- -----------------------------
                          DECEMBER 30, 1995 DECEMBER 28, 1996 DECEMBER 27, 1997 APRIL 19, 1997 APRIL 18, 1998
                             (52 WEEKS)        (52 WEEKS)        (52 WEEKS)       (16 WEEKS)     (16 WEEKS)
                          ----------------- ----------------- ----------------- -------------- --------------
                                                                                         (UNAUDITED)
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF RESTAURANTS)
INCOME STATEMENT DATA:
Net sales...............      $120,260          $128,044          $136,720         $ 40,337       $ 43,956
Cost and expenses:
  Cost of sales.........        31,060            32,484            34,102           10,118         10,925
  Operating expenses....        60,673            65,986            71,652           20,944         23,165
  General and
   administrative
   expenses.............         8,239             7,720             8,828            2,432          3,097
  Depreciation and
   amortization.........         9,083             8,781             8,626            2,719          2,789
  Taxes other than
   income...............         6,268             6,633             6,990            2,181          2,370
  Restaurant closing
   expense..............         5,336               --                --               --             --
                              --------          --------          --------         --------       --------
    Total costs and
     expenses...........       120,659           121,604           130,198           38,395         42,346
                              --------          --------          --------         --------       --------
Operating (loss)
 income.................          (399)            6,440             6,522            1,942          1,610
Interest expense, net...         1,253             1,297             1,037              367            299
Interest income.........            21                15                32                3              1
                              --------          --------          --------         --------       --------
  (Loss) income before
   income tax (benefit)
   expense .............        (1,631)            5,158             5,517            1,579          1,312
Income tax (benefit)
 expense ...............          (745)            1,933             2,009              576            476
                              --------          --------          --------         --------       --------
  Net (loss) income.....      $   (886)         $  3,225          $  3,508         $  1,003       $    836
                              ========          ========          ========         ========       ========
(Loss) earnings per
 common share--basic....      $  (0.10)         $   0.37          $   0.40         $   0.11       $   0.09
                              ========          ========          ========         ========       ========
(Loss) earnings per
 common share--diluted..      $  (0.10)         $   0.36          $   0.39         $   0.11       $   0.09
                              ========          ========          ========         ========       ========
RESTAURANT OPERATING
 DATA:
Average sales per
 restaurant open for
 full period............      $  1,673          $  1,671          $  1,712         $  1,680       $  1,685
Percentage change in
 average sales per
 restaurant open for
 full period............          (8.4)%            (0.1)%             2.5%            (1.2)%          0.3%
Percentage change in
 comparable restaurant
 sales..................          (2.0)%             1.0%              2.5%             1.0%           3.2%
Number of restaurants:
  Restaurants open at
   beginning of period..            67                76                80               80             85
  Restaurants opened....             9                 7                 5                1            --
  Restaurants closed....           --                 (3)              --               --             --
                              --------          --------          --------         --------       --------
    Total restaurants
     open at end of
     period.............            76                80                85               81             85
                              ========          ========          ========         ========       ========
                                                                  AT
                          -----------------------------------------------------------------------------------
                          DECEMBER 30, 1995 DECEMBER 28, 1996 DECEMBER 27, 1997 APRIL 19, 1997 APRIL 18, 1998
                          ----------------- ----------------- ----------------- -------------- --------------
                                                                                 (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Working capital
 (deficit)..............      $ (5,258)         $ (2,857)         $ (3,740)        $ (3,296)      $ (2,303)
Total assets............        98,938           102,528           105,516          101,899        104,843
Long-term debt,
 including current
 portion................        19,438            18,438            13,500           16,438         13,500
Shareholders' equity....        64,092            67,538            71,371           68,610         72,280

  Available Information. The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with the Commission. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

  Purchaser. Purchaser is a newly incorporated Massachusetts corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and Merger. The principal executive offices of Purchaser are located at 80A Turnpike Road, Westborough, Massachusetts 01581. Purchaser is a wholly owned subsidiary of Parent. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not expected that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Due to the fact that Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent. Parent, a Delaware corporation, is a privately owned operator of two distinct restaurant concepts: Chili's Grill and Bar ("Chili's") and On The Border ("OTB") restaurants. As of April 21, 1998, Parent operated 33 restaurants, including 31 Chili's and 2 OTB's in five New England states. Parent develops and operates its restaurants under agreements with Brinker International, Inc., franchisor of Chili's and OTB.

  Both Chili's and OTB restaurants are full-service restaurants, featuring substantial portions of high quality food at modest prices accompanied by quick, efficient and friendly table service designed to minimize guest waiting time and facilitate table turnover.

  Chili's restaurants feature a casual atmosphere and a limited menu of Southwestern style food items, including a variety of hamburgers, fajitas, chicken, steak and seafood entrees and sandwiches, barbecued ribs, salads, appetizers and desserts, all prepared fresh daily according to recipes specified by Chili's. Emphasis is placed on serving substantial portions of quality food at modest prices. The average check per guest is $10.75. Each Chili's restaurant has a fully licensed bar serving beer, wine and cocktails.

  OTB restaurants feature a casual yet unique atmosphere and a menu of broadly appealing Tex-Mex food items, including a wide variety of authentic fajitas, chicken, steak, shrimp, barbecued ribs, enchiladas, burritos and Mexican specialties, all prepared fresh daily according to recipes specified by OTB. There is a luncheon menu as well as a full dinner menu. The average check per guest is $11.43.

  Set forth below is (i) certain selected consolidated financial information with respect to Parent as of and for the years ended December 31, 1995, 1996 and 1997 which has been derived from audited consolidated financial statements of Parent and (ii) certain unaudited consolidated financial information as of and for the three months ended March 31, 1997 and 1998 which has been derived from unaudited consolidated financial statements of Parent. Results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. More comprehensive financial information is included in the historical consolidated financial statements of Parent filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 relating to the Offer (the "Schedule 14D-1") filed with the Commission by Parent and Purchaser and incorporated in their entirety herein by reference. Such exhibit may be examined and copies may be obtained at the places and in the manner set forth under "Available Information" in
Section 8. The following summary is qualified in its entirety by reference to such financial statements.

                               YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                         -------------------------------------  --------------------------------
                            1995         1996        1997(1)         1997           1998(1)
                         -----------  -----------  -----------  --------------   ---------------
                                                                         (UNAUDITED)
INCOME STATEMENT DATA:
Net sales............... $60,300,069  $70,094,027  $81,363,751     $18,045,014   $   21,298,113
Cost and expenses:
  Cost of sales.........  18,095,226   21,203,336   23,383,851       5,297,115        6,008,114
  Operating expenses....  30,101,147   34,267,183   40,931,889       9,074,654       10,890,339
  General and
   administrative
   expenses.............   3,448,949    3,678,875    4,206,862         973,852        1,100,161
  Deferred rent,
   depreciation and
   amortization.........   3,200,140    3,679,095    3,910,946       1,012,196          966,338
  Taxes other than
   income...............   2,871,328    3,207,253    3,828,798         931,445        1,026,152
                         -----------  -----------  -----------  --------------   --------------
    Total costs and
     expenses...........  57,716,790   66,035,742   76,262,346      17,289,262       19,991,104
                         -----------  -----------  -----------  --------------   --------------
Operating income........   2,583,279    4,058,285    5,101,405         755,752        1,307,009
                         -----------  -----------  -----------  --------------   --------------
Interest expense, net...     462,756    1,053,432    1,917,605         294,456          900,092
                         -----------  -----------  -----------  --------------   --------------
  Income before income
   tax expense..........   2,120,523    3,004,853    3,183,800         461,296          406,917
Income tax expense......     699,338    1,046,407    1,083,470         147,899          120,454
                         -----------  -----------  -----------  --------------   --------------
  Net income............ $ 1,421,185  $ 1,958,446  $ 2,100,330        $313,397   $      286,463
                         ===========  ===========  ===========  ==============   ==============
Earnings per common
 share--basic........... $      0.71  $      0.98  $      1.22           $0.16   $         0.22
                         ===========  ===========  ===========  ==============   ==============
Earnings per common
 share--diluted......... $      0.71  $      0.98  $      1.22           $0.16   $         0.22
                         ===========  ===========  ===========  ==============   ==============
RESTAURANT OPERATING
 DATA:
Average sales per
 restaurant open for
 full period............ $ 2,588,600  $ 2,517,900  $ 2,613,700      $2,380,000   $    2,635,000
Percentage change in
 average sales per
 restaurant open for
 full period............       (1.3)%       (2.7)%         3.8%           (2.0)%           10.7%
Percentage change in
 comparable restaurant
 sales..................       (1.6)%       (0.4)%         2.7%           (1.6)%            8.5%
Number of restaurants:
  Restaurants open at
   beginning of period..          19           26           30              30               32
  Restaurants opened....           7            4            2               1                1
  Restaurants closed....           0            0            0               0                0
                         -----------  -----------  -----------  --------------   --------------
    Total restaurants
     open at end of
     period.............          26           30           32              31               33
                         ===========  ===========  ===========  ==============   ==============

                                    AT DECEMBER 31,                     AT MARCH 31,
                         ---------------------------------------  --------------------------
                             1995         1996        1997(1)         1997        1998(1)
                         ------------  -----------  ------------  ------------  ------------
                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Working capital
 (deficit).............. $ (4,523,966) $(4,995,937) $ (8,405,564) $ (4,407,246) $ (3,202,841)
Total assets............   27,847,692   34,340,024    37,336,826    34,031,246    41,846,610
Long-term debt,
 including current
 portion................   11,570,000   15,272,950    37,908,338    15,631,573    43,413,046
Stockholders' equity....    7,498,800    9,457,246   (13,106,854)    9,768,288   (12,820,391)

--------
(1) In August 1997, Parent paid a dividend and return of capital distribution to its stockholders aggregating $16,670,000 and repurchased shares of its common stock at a cost of $8,261,000; these transactions were funded from the proceeds of mortgage loans totaling $24,250,000.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I hereto.

  Schedule II hereto sets forth transactions in the Shares effected during the past 60 days by Parent, Purchaser and their affiliates. In addition to the transactions listed on Schedule II, prior to March 21, 1998, Parent purchased 269,000 Shares in open market purchases and, on March 8, 1998, Dennis Pedra, President and Chief Executive Officer of Parent, purchased 5,000 Shares in open market purchases at a price of $7.88 per Share. Except as set forth in this Offer to Purchase and Schedule II hereto, none of Parent, Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in
Schedule I hereto or any associate or majority owned subsidiary of Parent, Purchaser or any of the persons so listed, beneficially owns or has the right to acquire, directly or indirectly, any Shares, and none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the other persons or entities, referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS.

  Purchaser's obligation to purchase Shares pursuant to the offer is conditioned upon, among other things, sufficient financing being obtained by Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement pursuant to the terms of the financing commitments described below or such other terms as Parent and the Company shall agree or as are not materially more onerous than as set forth in such commitments, Parent and Purchaser have agreed to use commercially reasonable efforts to so obtain such financing.

  The amount required to fund the purchase of Shares tendered in the Offer, consummate the Merger, refinance certain existing indebtedness of the Company and of Parent and to pay all related fees and expenses of the transaction, is estimated to be approximately $128.8 million. Purchaser plans to obtain the necessary funds through capital contributions or advances made by Parent. Parent expects to obtain $38.8 million of such funds through the private placement of shares of common stock of Parent. Parent has received unconditional subscription agreements from certain of the existing stockholders of Parent for an aggregate of at least $21.5 million of such shares and an unconditional subscription agreement from JP Acquisition Fund II, L.P. ("JPAF") for $18.5 million of such shares. JPAF is a private investment fund of which an affiliate of Jacobson Partners serves as general partner. Mr. Benjamin Jacobson, the Chairman of the Board of Parent, is the Managing General Partner of Jacobson Partners, a New York City firm that sponsors various private investment funds. Mr. Jacobson leads an investor group that owns a majority of the shares of capital stock of Parent. Parent and Purchaser expect to obtain the balance of $90 million of such funds through the private placement under Rule 144A of $90 million principal amount of senior unsecured notes (the "Senior Notes") described below through Chase Securities, Inc. ("CSI") and BancBoston Securities Inc. ("BBSI") (the "Rule 144A Offering"). Parent has engaged CSI and BBSI to provide capital markets and other financial advisory services in connection with the initial financing of the Offer and the Merger and to serve as initial purchasers of the Senior Notes in the Rule 144A Offering. However, under the terms of such engagement, neither CSI nor BBSI is obligated to place or purchase the Senior Notes or otherwise provide any financing.

  Parent also has received a written commitment described below from The Chase Manhattan Bank ("Chase") and BankBoston, N.A. ("BankBoston") (collectively, the "Banks") for the provision of a senior credit facility (the "Interim Facility") for the transactions contemplated by the Merger Agreement in an amount of at least $90 million as interim financing if Parent is unable to issue prior to July 31, 1998 at least $90 million principal amount of the Senior Notes in the Rule 144A Offering. Under the terms of the Merger Agreement, either the Company or Parent may terminate the Merger Agreement if the Offer has not been consummated by July 31, 1998. It is Parent's intention not to borrow under the Interim Facility unless the sale of the Senior Notes pursuant to the Rule 144A Offering cannot be consummated prior to the expiration of the Offer. Accordingly, if the sale of the Senior Notes in the Rule 144A Offering has not been consummated on or prior to the initial Expiration Date, Purchaser intends to extend the Expiration Date from time to time, for a period not to extend beyond July 31, 1998, until the sale of the Senior Notes has been consummated and the other conditions to the Offer have been satisfied or waived.

  Senior Notes. It is currently anticipated that the Senior Notes will mature ten years from the date of issuance. Interest on the Senior Notes will be at a fixed rate to be mutually agreed upon as of the date of issuance based upon then prevailing market conditions. The Senior Notes will not be redeemable for a period of five years from issuance, except that up to 35% of the Senior Notes may be redeemed, at a premium equal to the interest rate on the Senior Notes, with the proceeds of the issuance of equity securities of Parent. Thereafter, the Senior Notes will be redeemable at Parent's option, in whole or in part, at any time and from time to time, at a premium to the principal amount which shall decline to zero on the ninth anniversary of the date of issuance. The Senior Notes will be senior obligations of Parent ranking pari passu in right of payment with all other senior indebtedness of Parent. Upon the occurrence of a "Change of Control," Parent will be required to offer to purchase the Senior Notes at 101% of face amount plus accrued interest to the purchase date.

  It is also currently anticipated that the indenture governing the Senior Notes will contain certain covenants typical for securities of this type, including covenants limiting the ability of Parent to incur additional indebtedness, make certain restricted payments, effect certain sales of assets, effect mergers and consolidations, engage in transactions with affiliates, permit restrictions of the ability of subsidiaries to make distributions on their capital stock and engage in certain other transactions, or grant liens or security interests on its assets.

  Parent will be required to file with the Commission and use its best efforts to cause to become effective a registration statement for the Senior Notes under the Securities Act within certain specified periods of time.

  THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE SENIOR NOTES.

  Interim Facility. As noted above, the Banks have issued to Parent a commitment letter, dated May 13, 1998 (the "Commitment Letter"), pursuant to which the Banks have committed, subject to certain conditions discussed below, to provide Parent with the Interim Facility in the amount of $90 million if Parent is unable to issue the full amount of the Senior Notes at or prior to the time the Offer and the Merger are consummated (the "Closing Date"). The commitments of Chase and BankBoston in respect of the Interim Facility are several and not joint. Although the Banks are committed to provide the entire amount of the Interim Facility, the Commitment Letter provides that the Banks intend to syndicate the Interim Facility to a group of financial institutions (together with the Banks, the "Lenders") identified by the Banks in consultation with Parent.

  Borrowings pursuant to the Interim Facility will be available solely to fund the purchase of Shares pursuant to the Offer, to consummate the Merger, to refinance certain existing indebtedness of the Company and of Parent and to pay related fees and expenses, and will be senior unsecured indebtedness of Parent.

  Borrowings under the Interim Facility will bear interest at a rate per annum equal to the Adjusted LIBOR (as described below) plus a spread (the "Spread"). If the initial loans by the Banks to Parent in the aggregate principal amount of $90 million (the "Initial Loans") are not repaid in full within specified periods following the date on which the Offer and the Merger are consummated (the "Closing Date"), the Spread will increase by specified amounts (subject to specified minimum and maximum rates) until the date that is twelve months following the Closing Date (the "Initial Loan Maturity Date"). As used herein, "Adjusted LIBOR" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on Page 3750 of the Dow Jones Markets screen. In addition, Parent has agreed to pay commitment and drawdown fees and other fees customary for financings of this nature.

  Borrowings under the Interim Facility will mature on the Initial Loan Maturity Date. If the Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Lender in respect of such Initial Loan will have the option at any time to receive Exchange Notes in exchange for such Initial Loan having terms similar to those that would govern a high-yield senior note issue, but modified to include additional terms customary in interim facilities. The interest rate applicable to the Exchange Notes and any Initial Loans outstanding after the Initial Loan Maturity Date will initially equal a fixed rate determined pursuant to a specified formula, but thereafter will be subject to increases in a manner comparable to that applicable to the Initial Loans. The maturity of the Exchange Notes shall be, and that of any Initial Loans that are not exchanged for Exchange Notes shall automatically be extended to, the tenth anniversary of the Closing Date.

  The commitment to make available the Interim Facility will be subject to the negotiation and execution of definitive loan documents containing representations and warranties, covenants and events of default which are typical for this type of transaction. In addition, the commitment to make available the Interim Facility is subject to the satisfaction of a number of other conditions to borrowing, including, among other things: (a) concurrently with the funding of the Offer, at least 90% of the Shares outstanding shall have been acquired by Purchaser and that both the funding of the Offer and the consummation of the Merger shall occur on the same day, (b) Parent shall have received cash proceeds of at least $38.8 million from the issuance of common equity to existing stockholders of Parent and affiliates of Jacobson Partners,
(c) there not occurring or becoming known to the Banks any change, occurrence or development since December 27, 1997 that could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Parent, the Company and their respective subsidiaries, taken as a whole (a "Material Adverse Effect"), (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions, (e) the Banks' satisfaction that prior to and during the syndication of the Interim Facility there shall be no competing offering, placement or arrangement of any debt securities (other than the Senior Notes) or bank financing by or on behalf of Parent, the Company or any of their respective subsidiaries, (f) the Banks' reasonable satisfaction in all material respects with the structure, terms, schedule and other aspects of the Offer and the Merger and any related transactions (in each case to the extent relating to matters not disclosed, or material changes in matters disclosed, to the Banks prior to May 13, 1998) including (i) any material amendments, waivers or other modifications to the Merger Agreement,
(ii) the terms of any other material agreements to be entered into in connection with the Offer and the Merger and any related transactions, and
(iii) all material legal, tax and accounting matters relating to the Offer and the Merger and any related transactions (it being understood that the Merger Agreement as in effect on May 13, 1998 and the structure and terms of the Offer and the Merger as described therein are acceptable to the Banks), (g) the continuing accuracy in all material respects of the representations and warranties of the parties to the Merger Agreement relating to the Offer and the Merger and the satisfaction of all conditions contained therein (without waiver or amendment), (h) there shall not have occurred any change, occurrence or development since December 27, 1997 which, in the reasonable opinion of the Banks, could have a Material Adverse Effect on (i) the Offer and the Merger,
(ii) the ability of

Parent, the Company and their subsidiaries to perform their obligations under the financing agreements or (iii) the rights and remedies of the Lenders, (i) all governmental approvals and third party approvals (other than landlords' consents and liquor license approvals the absence of which could not reasonably be expected to have a Material Adverse Effect) necessary or advisable in connection with the Offer and the Merger, the financing contemplated by the Commitment Letter and the continuing operations of Parent and its subsidiaries shall have been obtained and be in full force and effect,
(j) CSI and BBSI shall have been given a reasonable period of time to complete the documentation and marketing for the sale of the Senior Notes consistent with then existing market conditions, but in no event fewer than 40 days from the date of the Merger Agreement, (k) Parent shall have delivered a preliminary Rule 144A Offering Memorandum with respect to the Senior Notes satisfactory to CSI and BBSI at least 20 days prior to the Closing Date, (l) the Lenders shall be satisfied that pro forma EBITDA (as defined in the Commitment Letter) of the Company and Parent on a consolidated basis for the latest twelve month period for which relevant financial information is available shall equal at least $24.4 million and (m) the other conditions set forth or referred to in the Commitment Letter.

  The total amount of funds used to purchase the 430,000 Shares currently beneficially owned by Parent was approximately $3,435,000 (including commissions), the source of which was borrowings under Parent's existing credit facility with BankBoston.

  It is anticipated that borrowings for the transactions contemplated by the Merger Agreement described above will be repaid from funds generated internally by Parent (including, after the Merger, funds generated by the Company), or other sources, including the proceeds of the sale of debt or equity securities or the sale of assets. No decisions have been made concerning the repayment of such borrowings and decisions will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

  Other than as set forth above, no agreements, arrangements or commitments relating to financing for the Offer and the Merger have been executed or made. If and when definitive agreements relating to the sale of the Senior Notes or the Interim Facility are executed, copies thereof will be filed as exhibits in amendments to the Schedule 14D-1 and Purchaser will disseminate to stockholders of the Company a description of such agreements and/or commitments, and will extend the Offer, in each case if and to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act or otherwise. See Section 1.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  On February 13, 1998, the Company issued a press release announcing that it had entered into a definitive merger agreement with a group led by the Company's Founder, President and Chief Executive Officer, Joseph Crugnale, pursuant to which Ten Ideas, Inc., a corporation formed by Mr. Crugnale for purposes of the merger, would acquire all of the outstanding Shares (other than Shares then owned by Mr. Crugnale) for a purchase price of $8.00 per Share in cash. The press release noted that such price represented a premium of approximately 30% over the then current stock price for the Shares. The press release further stated that a Special Committee of independent directors of the Company (the "Special Committee") had been formed to evaluate and consider the offer made by Mr. Crugnale and that the Special Committee had engaged NationsBanc Montgomery as its financial advisor in connection with the transaction which was subject to, among other conditions, approval by the stockholders of the Company. Thereafter, the Company filed with the Commission a copy of the Agreement and Plan of Merger dated February 13, 1998 (the "Ten Ideas Merger Agreement") among the Company, Ten Ideas, Inc. and Ten Ideas Acquisition Corp. as an exhibit to its Current Report on Form 8-K dated February 13, 1998.

  Parent has for some time considered a strategy of growth through acquisitions of other restaurant chains and, accordingly, reviewed the publicly available information concerning the Company, including the Ten Ideas Merger Agreement. Parent concluded that a business combination of the Company and Parent would represent an excellent strategic fit and determined to seek to acquire the Company.

  Thereafter, between March 12 and March 25, 1998, Parent acquired an aggregate of 430,000 Shares in open market transactions at prices ranging from $7.8017 to $7.96875 per Share. Such Shares constitute approximately 4.8% of the presently outstanding Shares.

  In late March 1998, Dennis Pedra, the President and Chief Executive Officer of Parent, telephoned Mr. Crugnale to arrange a meeting with Mr. Crugnale and Mr. Benjamin Jacobson, the Chairman of the Board of Parent and the Managing General Partner of Jacobson Partners. On March 30, 1998, Messrs. Pedra and Jacobson met at the Company's offices with Mr. Crugnale and his legal counsel and two other executive officers of the Company. At such meeting, Mr. Jacobson advised Mr. Crugnale that Parent intended to propose the acquisition of the Company in a merger transaction pursuant to which holders of Shares would receive $10.50 per Share in cash. Mr. Crugnale advised that if Parent desired to proceed with such proposal, it should submit it in writing to counsel for the Special Committee.

  On March 31, 1998, Parent submitted its proposal to counsel for the Special Committee by a letter addressed to the Board of Directors of the Company proposing that the Company and Parent enter into a merger agreement pursuant to which each stockholder of the Company would receive $10.50 net in cash for each Share outstanding and otherwise containing terms and conditions substantially the same as those contained in the Ten Ideas Merger Agreement without imposing any additional material obligations on the Company. In its letter, Parent noted that it had obtained a letter from a leading investment banking firm (a copy of which was enclosed with Parent's letter) to the effect that such firm was highly confident of arranging debt financing of at least $90 million which, together with equity capital committed by stockholders of Parent and an investment partnership managed by Jacobson Partners, would be sufficient to consummate the transaction. In its letter, Parent noted that its $10.50 per Share offer represented a premium of 31.3% over the Ten Ideas' offer of $8.00 per Share and a 75.0% premium over the last reported sale price of $6.00 per Share on February 13, 1998, the last trading date before public announcement of the execution of the Ten Ideas Merger Agreement.

  On Friday, April 3, 1998, a telephone conference was held in which Mr. Jacobson, Mr. Pedra, counsel for Parent, a representative of NationsBanc Montgomery and counsel for the Special Committee participated. The representatives of the Special Committee advised that the Special Committee had reviewed Parent's proposal and was appreciative of the $10.50 per Share price offered, but was concerned with the lack of certainty regarding Parent's financing arrangements and the time that might be required to conclude the proposed Merger. In particular, the Special Committee was concerned with the fact that the "highly confident" letter was not a commitment and was also subject to numerous conditions, including a satisfactory due diligence review of the Company and completion of the investment banking firm's due diligence investigation of Parent. Parent's representatives explained that the due diligence could be accomplished within a short time frame of no more than two weeks after access to the Company's books and records and executive personnel was made available. After further discussion, counsel for the Special Committee said that the Company would facilitate accelerated due diligence by Parent and its financing source, subject to negotiation of a satisfactory confidentiality agreement, and requested that Parent's counsel prepare and submit a draft of a proposed merger agreement between Parent and the Company.

  On Friday, April 3, 1998, prior to the telephone conference described in the preceding paragraph, Parent issued a press release announcing that it had submitted to the Company's Board of Directors its merger proposal at a cash purchase price of $10.50 per Share for each Share other than the approximately 4.8% of the outstanding Shares owned by Parent and that it had obtained a letter from a leading investment banking firm to the effect that such firm was highly confident of arranging debt financing of at least $90 million for the transaction which, when combined with equity capital committed by stockholders of Parent and an investor group led by Jacobson Partners, would be sufficient to consummate the transaction. The press release stated that Parent was awaiting a response to its proposal from the Special Committee. Later that day, the Company issued a press release confirming its receipt of the proposal from Parent and noting that the letter from the investment banking firm was conditional upon, among other things: (i) the absence of material change in the business, financial condition and prospects of Parent or the Company; (ii) satisfactory completion of due diligence investigation of the

Company and Parent; and (iii) satisfactory market conditions for new issuances of high-yield debt securities and in the securities market in general. The Company's release further stated that the Company was evaluating Parent's proposal and was not in a position to comment further until that process was complete.

  On Wednesday, April 8, 1998, Parent entered into a Confidentiality Agreement, dated as of April 6, 1998 (the "Confidentiality Agreement"), with the Company. The Confidentiality Agreement included standstill provisions which are described below under Section 12 ("Purpose of the Offer and the Merger; The Merger Agreement; Other Agreements; Plans for the Company; Other Matters").

  On Thursday, April 9, 1998, counsel for Parent submitted a draft of the Merger Agreement to counsel for the Special Committee embodying the terms of Parent's proposal.

  Between April 8, 1998 and April 22, 1998, Parent, its counsel, the investment banking firm that issued the "highly confident" letter and its counsel, conducted a due diligence investigation of the Company, including a review of certain of the Company's significant contracts and leases and site visits at the Company's principal executive offices.

  On Thursday, April 23, 1998, in advance of a meeting of the Special Committee scheduled to be held the next day, Parent submitted to NationsBanc Montgomery and counsel for the Special Committee a copy of a revised "highly confident" letter from the investment banking firm that eliminated the due diligence condition that the Special Committee had found objectionable. Parent also advised that it had received signed subscription agreements for the purchase of an aggregate of $40 million of shares of capital stock of Parent, of which $21.5 million was from existing stockholders of Parent and $18.5 million was from JPAF, a private investment fund managed by an affiliate of Jacobson Partners. Copies of such subscription agreements were thereafter furnished to counsel for the Special Committee.

  On Monday, April 27, 1998, counsel for the Special Committee advised counsel for Parent that, at its meeting on April 24th, the Special Committee had reviewed the above-described financing documents that had been submitted by Parent, but had taken no action on Parent's proposal in view of the Special Committee's continued concern as to the lack of certainty of Parent's ability to complete the proposed merger due to the facts that (i) its proposed debt financing was not committed and (ii) under Massachusetts law where the Company is incorporated, a favorable vote of holders of two-thirds of the outstanding Shares would be required to approve the proposed merger and the Special Committee did not know if Mr. Crugnale, who held approximately 24.4% of the outstanding Shares, would vote in favor of the proposed merger. Counsel for the Special Committee said that the Special Committee was encouraging Parent to discuss with Mr. Crugnale his willingness to vote for and otherwise support the proposed merger, or, if such support could not be assured, that Parent either (i) make a good faith deposit in the amount of $2.25 million (the sum of the $1.5 million termination fee and the $750,000 maximum expense reimbursement obligation which would become payable to Ten Ideas, Inc. if the Company entered into a merger agreement with Parent), which deposit would be forfeited if Parent failed to satisfy the Financing Condition or (ii) obtain committed bridge financing for the Merger.

  On Tuesday, April 28, 1998, counsel for Parent advised counsel for the Special Committee that Parent was unwilling to make such good faith deposit or incur the cost of obtaining committed bridge financing unless Mr. Crugnale agreed to support the Merger and suggested that the Special Committee should either obtain Mr. Crugnale's support or approve and recommend proceeding with the Merger without such support. In the course of this conversation, counsel for the Special Committee suggested that Parent modify the transaction to provide for a first-step cash tender offer to all stockholders of the Company at the $10.50 per Share price to be followed by a second-step merger transaction at the same price.

  On Wednesday, April 29, 1998, counsel for the Special Committee advised counsel for Parent that the Special Committee desired to resolve the matter promptly and had scheduled a meeting for Tuesday, May 5, 1998 and intended to reach a conclusion and make a final recommendation with respect to Parent's proposal at that meeting.

  Thereafter, a representative of NationsBanc Montgomery arranged for a meeting on Friday, May 1, 1998, in Boston among Mr. Jacobson, Mr. Crugnale and the representative of NationsBanc Montgomery to discuss Mr. Crugnale's support for Parent's proposal. At that meeting, Mr. Jacobson and Mr. Crugnale reached an understanding that Mr. Crugnale would support Parent's proposal if (i) the transaction was modified to provide for a first-step cash tender offer to all stockholders of the Company for all of the outstanding Shares at the $10.50 per Share price, to be followed by a second-step merger transaction at the same price and (ii) Parent arranged for committed bridge financing to be available if the private placement of the Senior Notes pursuant to Rule 144A could not be completed by the expiration of the tender offer. Mr. Jacobson also agreed that Parent would acknowledge the payment by the Company of the termination fee and expense reimbursement obligations of the Company in the amounts provided for in the Ten Ideas Merger Agreement and agree not to challenge such payment. Mr. Crugnale's support of the modified proposal would include his entering into an agreement with Parent to tender all of the Shares beneficially owned by him in the tender offer and agree to vote his shares, if necessary, in favor of the second-step merger and his support of the transaction with the Company's management and his assistance in facilitating a smooth transition.

  On Monday, May 4, 1998, counsel for Parent submitted a revised draft of the Merger Agreement providing for the first-step tender offer and a draft of the Tender and Voting Agreement to counsel for the Special Committee and counsel for Mr. Crugnale. On Wednesday, May 6, 1998, representatives of Parent and its counsel met in Boston with a representative of NationsBanc Montgomery, counsel for the Special Committee, Mr. Crugnale and his counsel, to negotiate the terms of the Merger Agreement and the Tender and Voting Agreement. At such meeting, Parent also agreed that if the transaction was consummated, it would not cause the Company to settle the pending Stockholder Litigations described below in Section 15 unless, as part of the settlement, the Company obtained from the plaintiffs therein an unconditional release in favor of Mr. Crugnale, Ten Ideas, Inc. and Ten Ideas Acquisition Corp.

  Thereafter, between May 7 and May 13, 1998, the parties continued to negotiate the terms of the Merger Agreement, the Tender and Voting Agreement and the Litigation Settlement Agreement described below in Section 12 and Parent negotiated and obtained the Commitment Letter from Chase and BankBoston. Late in the day on Wednesday, May 13, 1998, the Board of Directors of the Company met and received the recommendation of the Special Committee in favor of the proposed transaction and NationsBanc Montgomery rendered its oral opinion to the Board of Directors to the effect that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to the holders of Shares, and the Board of Directors approved the Merger Agreement. Later that evening, the Merger Agreement, the Tender and Voting Agreement and the Litigation Settlement Agreement were finalized and executed by the respective parties thereto. On Thursday, May 14, 1998, prior to the commencement of trading on the Nasdaq National Market, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement and the principal terms and conditions thereof.

  On May 20, 1998, Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; OTHER AGREEMENTS; PLANS FOR THE COMPANY; OTHER MATTERS.

 Purpose of the Offer and the Merger

  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. As discussed above in Section 10, it is a condition to Parent borrowing under the Interim Facility that (i) concurrently with the funding of the Offer, at least 90% of the outstanding Shares shall be acquired by Purchaser and (ii) both the funding of the Offer and the consummation of the Merger occur on the same date. Accordingly, if the Minimum Condition and the other conditions to the Offer are satisfied or waived, Purchaser intends, pursuant to the Merger Agreement, to consummate the Merger on the date of the funding of the Offer pursuant to the "short-form" merger procedure described below under "The Merger Agreement--Short-Form Merger," without any action or vote on the part of the Company's stockholders.

 The Merger Agreement

  The Merger. The Merger Agreement provides that, following consummation of the Offer and following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", and in accordance with Massachusetts law, either (i) in the event that Parent and Purchaser acquire, pursuant to the Offer or otherwise, less than 90% of the outstanding Shares, Purchaser will be merged with and into the Company with the Company surviving the Merger or (ii) in the event Parent and Purchaser acquire, pursuant to the Offer or otherwise, 90% or more of the outstanding Shares, and Parent determines to use the "short-form" merger procedure described below under "Short-Form Merger," the Company will be merged with and into Purchaser, with Purchaser surviving the Merger. In either case, upon consummation of the Merger, each outstanding Share (other than Shares held by stockholders who properly demand their appraisal rights under Massachusetts law, Shares held in the Company's treasury and Shares owned by Parent or Purchaser) will be converted into the right to receive the cash price per Share paid pursuant to the Offer, without interest thereon.

  Vote Required to Approve Merger. Under the MBCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of two-thirds of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger and the other transactions contemplated thereby as required under the MBCL. Therefore, unless the Merger is consummated pursuant to the "short-form" merger provisions under the MBCL described below under "Short-Form Merger" (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the outstanding Shares. In the event that Parent and Purchaser acquire in the aggregate at least two-thirds of the outstanding Shares, the vote of no other stockholder of the Company will be required to approve the Merger and the Merger Agreement.

  Short-Form Merger. Section 82 of the MBCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the stockholders by vote of its directors (a "short-form merger"). In the event that Parent, Purchaser or their affiliates acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, then, at the election of Parent, a short-form merger may be effected without any approval of the stockholders of the Company by a vote of the Board of Directors of Purchaser, subject to compliance with the provisions of Section 82 of the MBCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser may seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Accordingly, if as a result of the Offer or otherwise, Parent and Purchaser acquire at least 90% of the outstanding Shares, Purchaser may, and intends to, effect the Merger without approval of any other stockholder of the Company.

  Stockholders' Meeting. Pursuant to the Merger Agreement, following the expiration of the Offer, the Company will promptly take all action necessary in accordance with applicable law and its Restated Articles of Organization and Restated By-laws to duly call, give notice of, and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the adoption and approval of the Merger Agreement and the Merger and all actions contemplated thereby which require approval and adoption by the Company's stockholders, unless the Merger may be effected as a "short-form merger" as described above under "Short-Form Merger." The Merger Agreement provides that the Company will, if required by applicable law to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") and will use its commercially reasonable best efforts to respond to the comments of the Commission concerning the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. The Company will cause to be included as an exhibit to the Proxy Statement, the fairness opinion of NationsBanc Montgomery. Parent has agreed to cause all of the shares of capital stock of the Company held by Parent and/or Purchaser to be voted, either in person or by proxy, in favor of the adoption and approval of the Merger Agreement and the Merger at the Stockholders' Meeting.

  Conditions to the Merger. The Merger Agreement provides that the respective obligation of Parent, Purchaser and the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger (the "Closing Date") of the following conditions, any and all of which may be waived, in whole or in part, jointly by Parent and the Company to the extent permitted by applicable law: (i) the Merger shall have been adopted and approved by the affirmative vote of the holders of two-thirds of the outstanding Shares, if required under applicable law, (ii) all filings required to be made prior to the time at which the Merger becomes effective (the "Effective Time") with, and all consents (other than the consent of any licensing board or agency governing the sale of alcoholic beverages ("Liquor License Consents") and the consent of any landlord (or of any other person) at any location leased by the Company or any of its subsidiaries ("Landlord Consents")), approvals, permits and authorizations required to be obtained prior to the Effective Time from, any third party or any governmental agency, board or regulatory authority, domestic or foreign (each, a "Governmental Entity"), in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by the Company, Parent and Purchaser, and which, either individually or in the aggregate, if not obtained would have a Company Material Adverse Effect (as defined below) or would prevent consummation of the Merger, shall have been made or obtained (as the case may be), (iii) no temporary restraining order, judgment, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use their best efforts to have any such order or injunction vacated and (iv) Purchaser shall have purchased Shares pursuant to the Offer, provided this condition shall be deemed to be satisfied if Purchaser fails to accept for payment and pay for Shares in violation of the Offer.

  For purposes of this description of the Merger Agreement, "Company Material Adverse Effect" means a material adverse effect upon (i) the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, or (ii) the transactions contemplated by the Merger Agreement or the legality or validity of the Merger Agreement.

  The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following conditions: (i) the representations and warranties of the Company contained in the Merger Agreement that are qualified by materiality shall be true and correct and such representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, except for changes permitted or contemplated by the Merger Agreement, and except, in the case of any such breach, where such breach would not have, individually or in the aggregate, a Company Material Adverse Effect or materially and adversely affect the financing described in Section 10 (the "Financing") or the ability of Parent and Purchaser to consummate the Offer and the Merger, (ii) Parent shall have received an officers' certificate signed on behalf of the Company to such effect, (iii) on or prior to the Effective Time, Parent and/or Purchaser shall have received all of the necessary consents (other than Liquor License Consents and Landlord Consents) or approvals of Governmental Entities and all third parties in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby, unless the failure to obtain such consent or approval would not have a Company Material Adverse Effect nor have a material adverse effect on the Financing.

  The obligations of the Company to effect the Merger are further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date, of the following conditions: (i) the representations and warranties of

Parent and Purchaser contained in the Merger Agreement that are qualified by materiality shall be true and correct and such representations and warranties of Parent and Purchaser that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by the Merger Agreement, and except, in the case of any such breach, where such breach would not, individually or in the aggregate, materially and adversely affect the Financing or the ability of Parent and Purchaser to consummate the Offer and the Merger, (ii) the Company shall have received an officers' certificate signed on behalf of Parent to such effect and (iii) at or prior to the Effective Time, NationsBanc Montgomery shall not have withdrawn its fairness opinion.

  Other Offers. Pursuant to the Merger Agreement, the Company has agreed not to, nor to authorize or permit any of its representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Third Party (as defined below) with respect to the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company (or, if applicable, the Special Committee) from: (i) furnishing information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide Acquisition Proposal by such Third Party if, and to the extent that, the Board of Directors of the Company (or the Special Committee), after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to stockholders under applicable law; (ii) withdrawing or modifying its recommendation of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement following receipt of a bona fide unsolicited Acquisition Proposal if the Board of Directors of the Company (or the Special Committee), after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law; or (iii) making to the Company's stockholders any recommendation and making any related filing with the Commission as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosures as may be necessary or advisable under applicable securities laws); and provided further, however, that, in the event of an exercise of the Company's or its Board of Directors' (or the Special Committee's) rights under clause (i), (ii) or (iii) above, notwithstanding anything contained in the Merger Agreement to the contrary, such failure shall not constitute a breach of the Merger Agreement by the Company. The Company shall provide immediate written notice to Parent of the receipt of any such Acquisition Proposal and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. For purposes of the Merger Agreement, (i) "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company, or any equity interest in the Company, other than the transactions contemplated by the Merger Agreement and (ii) "Third Party" means any corporation, partnership, person or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any affiliates of Parent or Purchaser and their respective directors, officers, employees, representatives and agents.

  Termination of the Merger Agreement; Fees. The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company: (a) by mutual written consent of Parent and the Company; or (b) by either Parent or the Company if (i) Parent or Purchaser shall have failed to commence the Offer within five business days following the date of the Merger Agreement or the Offer shall have terminated or expired in accordance with its terms without Parent or Purchaser having purchased any Shares pursuant to the Offer, or (ii) the Offer has not been consummated by July 31, 1998, or (iii) any change to the Offer is made in contravention of certain provisions of the Merger

Agreement; or (c) by either Parent or the Company if: (i) upon a vote at the Stockholders' Meeting, or any adjournment thereof, the adoption and approval of the Merger Agreement and the Merger by the stockholders of the Company, as required by Massachusetts law, the Company's Restated Articles of Organization or the terms of the Merger Agreement, shall not have been obtained; or (ii) the Merger shall not have been consummated on or before October 31, 1998, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to the Merger Agreement; or (iii) there shall be any law or regulation (other than a law or regulation relating to the issuance or transfer of any licenses or permits of any licensing board or agency governing the sale of alcoholic beverages) that makes consummation of the Offer or the Merger illegal or otherwise prohibited, or any judgment, injunction, order or decree enjoining or otherwise restraining Purchaser from purchasing Shares pursuant to the Offer or Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or (d) by the Company, immediately after payment to Purchaser of the fee and expense reimbursement described in the following paragraph, if prior to the purchase of Shares pursuant to the Offer, (i) the Board of Directors shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to permit the Company to execute an Acquisition Proposal providing for the acquisition of the Company by a Third Party as determined by the Board of Directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel) that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to stockholders under applicable law, or (ii) the fairness opinion of NationsBanc Montgomery shall have been withdrawn; or
(e) by Parent, if the Board of Directors of the Company shall have approved an Acquisition Proposal or withdrawn or modified (including by amendment of the Schedule 14D-9), in a manner adverse to Parent or Purchaser, the Board of Director's recommendation of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; or (f) by Parent, if any of the conditions set forth in the third full paragraph under "Conditions to the Merger" shall have become incapable of fulfillment, and shall not have been waived by Parent, or if the Company shall breach in any material respect any of its representations, warranties or obligations under the Merger Agreement and such breach shall not have been cured in all material respects or waived and the Company shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in the third full paragraph under "Conditions to the Merger" as of the date of such termination; or (g) by the Company, if any of the conditions set forth in the fourth full paragraph under "Conditions to the Merger" shall have become incapable of fulfillment, and shall not have been waived by the Company, or if Parent or Purchaser shall breach in any material respect any of their respective representations, warranties or obligations under the Merger Agreement and such breach shall not have been cured in all material respects or waived and Parent or Purchaser, as the case may be, shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in the fourth full paragraph under "Conditions to the Merger" as of the date of such termination; provided, however, that the party seeking termination pursuant to clause (f) or (g) above is not in breach of any of its material representations, warranties, covenants or agreements contained in the Merger Agreement.

  Pursuant to the Merger Agreement, if the Merger Agreement is terminated pursuant to clause (d) or (e) of the preceding paragraph, pursuant to clause
(f) of the preceding paragraph as a result of a willful breach by the Company, or pursuant to clause (g) of the preceding paragraph as a result of the withdrawal or modification of NationsBanc Montgomery's fairness opinion, then the Company shall (provided that neither Parent nor Purchaser is then in material breach of its obligations under the Merger Agreement) promptly pay to Parent in cash an amount equal to the aggregate out-of-pocket costs and reasonable expenses of Parent and Purchaser in connection with the Merger Agreement and the transactions contemplated thereby, up to an aggregate amount not to exceed $750,000, including, without limitation, commitment, appraisal and other fees relating to the Financing and the reasonable fees and disbursements of accountants, attorneys and investment bankers, whether retained by Parent or by any other person (collectively, "Expenses"). In addition to any required payment of Expenses, if the Merger Agreement is terminated pursuant to clause (d) or (e) of the preceding paragraph, or pursuant to clause

(f) of the preceding paragraph as a result of a willful breach by the Company, then the Company shall (provided that neither Parent nor Purchaser is then in material breach of its obligations under the Merger Agreement) promptly pay to Parent the sum of $1,500,000 in cash (the "Termination Fee"). The sum of the Expenses and the Termination Fee, if any, are referred to in the Merger Agreement as the "Termination Amount." The rights of Parent to receive the Termination Amount shall be in lieu of any damages remedy or claim by Parent or Purchaser against the Company for termination of the Merger Agreement pursuant to clause (d) or (e), clause (f) in the event of a willful breach by the Company or pursuant to clause (g) as a result of the Company's reliance on the condition that, at or prior to the Effective Time, NationsBanc Montgomery shall not have withdrawn its fairness opinion. Notwithstanding the foregoing, if the Merger Agreement is terminated pursuant to clause (g) as a result of the Company's reliance on such condition at a time when Parent is ready, willing and able (other than as a result of an inability to consummate the Financing solely because of the withdrawal of NationsBanc Montgomery's fairness opinion) to proceed with the transactions contemplated by the Merger Agreement but for the withdrawal of such fairness opinion, and within one year after such termination, the Company enters into an agreement relating to an Acquisition Proposal with a person other than Parent or Purchaser or their affiliates and associates, or the Company's Board of Directors recommends or resolves to recommend to the Company's stockholders approval and acceptance of such an Acquisition Proposal, then, upon the entry into such agreement or the making of such recommendation or resolution, the Company shall pay to Parent the Termination Fee.

  Conduct of the Company's Business Until the Effective Time. Pursuant to and except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, the Company has agreed to operate, and cause each subsidiary to operate, its business in the ordinary course of business. Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement to the Effective Time, except as expressly contemplated by the Merger Agreement, the Company has agreed not to, without the prior written consent of Parent:

    (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including under the Company's 1992 Employee Stock Purchase Plan (the "ESPP"), except for the issuance of Shares upon exercise of Company Stock Options (as defined below) outstanding prior to the date of the Merger Agreement and disclosed therein, or take any action that would make the Company's representations and warranties set forth in the Merger Agreement not true and correct in all material respects;

    (iii) amend its Restated Articles of Organization or Restated By-laws or the comparable charter or organizational documents of any of its subsidiaries;

    (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiaries;

    (v) sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business;

    (vi) make any capital expenditures, enter into leases or agreements for new locations, or make other commitments with respect thereto, except capital expenditures, leases, agreements or commitments (i) set forth on the disclosure schedule to the Merger Agreement (the "Disclosure Schedule"), or (ii) not exceeding $100,000 in the aggregate as the Company may, in its discretion, deem appropriate;

    (vii) (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines), (B) indebtedness owing to, or guaranties of indebtedness owing to, the

  Company or (C) in connection with the Financing, or (y) make any loans or advances to any other person, other than routine advances to employees;

    (viii) except as disclosed in the Disclosure Schedule, grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any such existing plans, except as may be required under existing agreements or in the ordinary course of business consistent with past practices;

    (ix) merge, amalgamate or consolidate with any other person or entity in any transaction, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other person or entity;

    (x) except as contemplated in the Disclosure Schedule, enter into or amend any employment, consulting, severance or similar agreement with any person or amend the engagement letter with NationsBanc Montgomery;

    (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principles;

    (xii) except as described in the Disclosure Schedule, enter into any material contract, agreement or commitment (other than purchase agreements for food and beverages and restaurant supplies entered into in the ordinary course of business) not otherwise permitted in the Merger Agreement, including, without limitation, any contract, agreement or commitment involving expenditures by the Company or any of its subsidiaries in excess of $50,000 or which is not terminable by the Company upon giving 30 days or less prior written notice; or

    (xiii) commit or agree to take any of the foregoing actions.

The Company, Parent and Purchaser shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions of the Offer set forth in Section 14 or of the Merger set forth above under "Conditions to the Merger" not being satisfied.

  The Company's Board of Directors. Effective upon the purchase of and payment for Shares by Purchaser pursuant to the Offer such that Purchaser shall own at least a majority of the Shares and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to any increase in the number of directors in accordance with the Merger Agreement) multiplied by (ii) the percentage that the number of Shares owned by Parent, Purchaser and their affiliates bears to the total number of Shares outstanding on a primary basis, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors and/or securing the resignations of such number of incumbent directors as is necessary to enable Parent's designees to be elected to the Board of Directors and to cause Parent's designees to be so elected. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Board of Directors of (x) each committee of the Board of Directors, (y) each board of directors of each subsidiary of the Company and (z) each committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company shall use its best efforts to ensure that not less than two persons who are directors on the date of the Merger Agreement shall remain as members of the Board of Directors (the "Continuing Directors") until the Effective Time. In the event there is only one Continuing Director, such Continuing Director shall have the right to designate a person, who is acceptable to Parent, to become a Continuing Director.

  The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations in accordance with the Merger Agreement, including mailing to the stockholders as part of the Schedule 14D-9 the information required by such Section 14f-1, as is necessary to enable Parent's designees to be elected to the Board of Directors. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. For purposes of the Merger Agreement, "affiliate" shall mean, as to any person, any other person that would be deemed to be an "affiliate" of such person as that term is defined in Rule 12b-2 under the Exchange Act.

  Following the election or appointment of Parent's designees in accordance with the Merger Agreement and prior to the Effective Time, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, any consent of the Company contemplated by the Merger Agreement, any waiver of any of the Company's rights thereunder, any amendment to the Company's Restated Articles of Organization or any action taken by the Company that materially adversely affects the interests of the stockholders of the Company with respect to the transactions contemplated by the Merger Agreement, will require the concurrence of a majority of the Continuing Directors.

  Stock Options. Pursuant to the Merger Agreement, as of the Effective Time, each outstanding, unexercised stock option to purchase Shares (a "Company Stock Option") issued under the Company's Amended and Restated 1987 Stock Option Plan (the "1987 Plan"), the 1989 Time Accelerated Restricted Stock Option Plan (the "TARSOP"), the 1993 Stock Option Plan for Non-Employee Directors (the "Director Plan") and the 1997 Stock Option Plan (the "1997 Plan") (collectively, the "Company Stock Option Plans") shall terminate and be canceled and each holder of a Company Stock Option shall be entitled to receive, in consideration therefor, a cash payment from the Company (which payment shall be made as soon as practicable after the Effective Time) equal to the product of (a) the excess, if any, of (x) the price per Share offered pursuant to the Offer over (y) the per Share exercise price of such Company Stock Option, times (b) the number of Eligible Shares (as defined below) subject to such Company Stock Option. Such cash payment shall be net of any required withholding taxes. The term "Eligible Shares" shall mean, (i) with respect to any Company Stock Option granted under the 1987 Plan, the number of Shares subject to such option as to which such option shall then be vested and exercisable as of the Effective Date, and (ii) with respect to any Company Stock Option granted under the TARSOP, the Director Plan or the 1997 Plan, the aggregate number of Shares that shall then be subject to such option. The Company's obligation to make any such cash payment (1) shall be subject to the obtaining of any necessary consents of optionees to the cancellation of such Company Stock Options, in form and substance satisfactory to Parent, and (2) shall not require any action which violates any of the Company Stock Option Plans. As of the Effective Time, each of the Company Stock Option Plans and the ESPP shall terminate and be of no further force or effect, and the Company shall take such action as shall be necessary to ensure, to Parent's reasonable satisfaction, that no holder of a Company Stock Option or participant in the ESPP will have any right to acquire any interest under the Company Stock Option Plans or the ESPP in the Surviving Corporation.

  Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a "Director/officer" of the Company (as defined in Article 7 of the Company's Restated By-laws ("Article 7")), and their heirs and personal representatives (the "Indemnified Parties"), against any and all "Expenses" (as defined in Article 7) incurred in connection with any "Proceeding" (as defined in Article
7) arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any Proceeding which arises out of or relates to the transactions contemplated by the Merger Agreement), to the full extent permitted under Massachusetts law and the Surviving Corporation's Restated By-laws in effect as of the Effective Date or under any indemnification agreement in effect as of the date of the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the Company (which will not survive consummation of the Effective Time) relating to, among other things,
(i) the Company's and its subsidiaries' due organization, power, standing and similar corporate matters; (ii) the Company's and its subsidiaries' capital structure; (iii) authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (iv) governmental authorizations required in connection with the transactions contemplated by the Merger Agreement; (v) documents filed by the Company with the Commission and the accuracy of information contained therein; (vi) preparation of financial statements in accordance with generally accepted accounting principles applied on a consistent basis; (vii) absence of certain adverse changes or events;
(viii) compliance with applicable laws; (ix) litigation pending or threatened against the Company or any of its subsidiaries; (x) accuracy of information supplied by the Company for use in documents relating to the Offer and the Merger; (x) brokers' and financial advisors' fees; and (xi) tax and employee benefits matters.

  Additional Agreements. The Merger Agreement provides that, subject to the conditions and other agreements set forth in the Merger Agreement, each of Parent, Purchaser and the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. Each of the Company and Parent has agreed in the Merger Agreement to make as promptly as practicable all filings required to be made with, and seek all consents, approvals, permits and authorizations required to be obtained from, any third parties or Governmental Entities in connection with the Merger Agreement, including any filing necessary under the HSR Act and any Liquor License Consent or Landlord Consent.

  Amendments; Waivers. The Merger Agreement provides that, subject to the applicable provisions of the MBCL and certain provisions of the Merger Agreement, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of any amendment, by the Company, Parent and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective.

  The foregoing summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth under "Available Information" in Section 8.

 Other Agreements

  Tender and Voting Agreement. Pursuant to the Tender and Voting Agreement, Mr. Crugnale agreed: (i) to tender pursuant to the Offer all of the Owned Shares (as defined below) (which definition includes all Shares acquired by Mr. Crugnale after May 13, 1998), no later than three days prior to the initial expiration of the Offer; (ii) to vote the Owned Shares in favor of the adoption of the Merger Agreement and the approval of the Merger, and against any action or agreement that would adversely affect the Company's performance under the Merger Agreement or tend to impair the consummation of the transactions contemplated therein; (iii) to appoint Parent as Mr. Crugnale's proxy to vote the Owned Shares in connection with the Merger Agreement and the Merger, to take effect immediately upon Mr. Crugnale's breach of his voting covenants; (iv) not to enter into any contract or understanding to convey any interest in or to the Owned Shares, or grant any proxy with respect to the Owned Shares, or deposit the Owned Shares into any voting trust, or subject the Owned Shares to any voting agreement, except that the Selling Stockholder may transfer any or all of the Owned Shares to a "Permitted Transferee" (as defined in the Tender and Voting Agreement), if such Permitted Transferee agrees to be bound by the terms of the Tender and Voting Agreement; and (v) not to solicit or initiate any Acquisition Proposal or other offer from any person or, except in his capacity as a director or officer of the Company to the extent permitted by the Merger Agreement (as described above under "The Merger Agreement--Other Offers"), engage in discussions or negotiations relating thereto (all of which shall collectively be referred to herein as "Crugnale's Restrictions").

On May 13, 1998, Mr. Crugnale was the beneficial owner of an aggregate of 2,174,772 Shares (the "Owned Shares"), constituting approximately 24.4% of the Shares outstanding and approximately 23.06% of the Shares outstanding on a fully diluted basis.

  The Tender and Voting Agreement, and Mr. Crugnale's obligations thereunder, terminate upon the earlier of (i) the consummation of the Merger; (ii) the termination of the Offer without any Shares having been purchased pursuant thereto; (iii) the termination of the Merger Agreement in accordance with its terms, except that Crugnale's Restrictions shall survive for a period of six months after such termination, if (A) at the time of such termination of the Merger Agreement there is pending an unsolicited bona fide Acquisition Proposal by a third party that has been publicly announced and (B) such termination was not effected by the Company due to the breach of the Merger Agreement by Parent or Purchaser, or terminated by Parent and/or Purchaser due to the failure to satisfy the Financing Condition (the "Extension Conditions"); and (iv) unless the Extension Conditions are satisfied, July 31, 1998. In addition, the Tender and Voting Agreement provides that, notwithstanding the provisions of the Merger Agreement regarding Acquisition Proposals, if Parent or Purchaser proposes to the Company (or its Board of Directors or any committee thereof), or publicly proposes, that (i) the Offer Price be reduced, (ii) the July 31, 1998 date fixed in the Merger Agreement, after which either the Company or Parent may terminate such Agreement, be extended, or (iii) the Minimum Condition be increased, the Tender and Voting Agreement shall be terminated. The termination of the Tender and Voting Agreement under any circumstances is deemed to constitute an effective withdrawal by Mr. Crugnale of any Owned Shares he may tender, without the obligation of satisfying the otherwise applicable procedural requirements for causing a withdrawal.

  The Tender and Voting Agreement contains representations and warranties of the Selling Stockholder regarding his unencumbered title to the Owned Shares and his authority and capacity to enter into and be bound by, and perform in accordance with, the terms of the Tender and Voting Agreement.

  The foregoing summary of certain provisions of the Tender and Voting Agreement is qualified in its entirety by reference to the Tender and Voting Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule 14D-1. The Tender and Voting Agreement may be examined and copies may be obtained at the places and in the manner set forth under "Available Information" in Section 8.

  Litigation Settlement Agreement. The Company, Ten Ideas, Inc., Ten Ideas Acquisition Corp., Parent, Purchaser and Mr. Crugnale entered into a Litigation Settlement Agreement dated as of May 13, 1998 (the "Litigation Settlement Agreement"), relating to the Stockholder Litigation (as defined in
Section 15), and a certain termination fee provided for in the Ten Ideas Merger Agreement. The Litigation Settlement Agreement contains an agreement among the Company, Parent and Purchaser that Ten Ideas, Inc., Ten Ideas Acquisition Corp. and Mr. Crugnale may continue to participate in the defense or settlement of each of the Stockholder Litigations (and any consolidation thereof), in accordance with the provisions of the Merger Agreement relating to indemnification of "Directors/officers" as described above under "The Merger Agreement--Indemnification." The Litigation Settlement Agreement also acknowledges the payment by the Company to Ten Ideas, Inc. of a termination fee of $1,500,000 and up to $750,000 in reimbursement of Ten Ideas' documented expenses pursuant to the Ten Ideas Merger Agreement, and provides that the Company, Parent and Purchaser shall not (i) contest the propriety of, or the obligation to make, such payments or (ii) seek to recover any or all of such termination fee.

  The foregoing summary of certain provisions of the Litigation Settlement Agreement is qualified in its entirety by reference to the Litigation Settlement Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule 14D-1. The Litigation Settlement Agreement may be examined and copies may be obtained at the places and in the manner set forth under "Available Information" in Section 8.

  Confidentiality Agreement. In connection with negotiations relating to the Offer (see Section 11 hereof), and as a condition to the Company providing any non-public information to Parent, the Company and Parent entered into the Confidentiality Agreement, which provides generally that Parent and its representatives will keep confidential any non-public information furnished to them by the Company. The Confidentiality Agreement also contains "standstill" provisions which prohibit Parent from: (i) acquiring or agreeing to acquire in any manner any securities or property of the Company, except pursuant to a cash tender offer for all of the issued and outstanding Shares, at a price not less than $10.50 per Share (a "Qualified Tender Offer"), or commencing a tender or exchange offer for any securities of the Company that is not a Qualified Tender Offer, for a period of two years from the date of the Confidentiality Agreement; (ii) soliciting or hiring as an employee any officer of the Company or any of its subsidiaries, or any other employee of the Company with whom Parent came in contact in connection with the consideration of a transaction with the Company, for a period of two years from the date of the Confidentiality Agreement; or (iii) soliciting any area or regional manager that comes to the attention of Parent as a result of Parent's consideration of a transaction with the Company, who has not been in contact with Parent, for a period of one year from the date of the Confidentiality Agreement.

  The foregoing summary of certain provisions of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth under "Available Information" in Section 8.

 Plans for the Company

  Parent is conducting a detailed review of the Company and its assets, corporate and administrative structure, dividend policy, capitalization, operations, properties, policies, management and personnel and reserves the right to make such changes therein as it deems necessary or desirable, consistent with reasonable operating practices. Such changes could include, among other things, changes in the Company's business, restaurant locations, corporate and administrative structure, marketing strategies, capitalization, management or dividend policy.

  Except as indicated in this Offer to Purchase, neither Purchaser nor Parent has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, dividend policy, corporate and administrative structure or business or composition of its management or personnel.

 Other Matters

  Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, the Surviving Corporation will mail a notice to holders of outstanding Shares on the Effective Date, and such holders will have certain rights pursuant to the provisions of Sections 85 through 98, inclusive, of the MBCL to dissent and demand appraisal of their Shares. Under Sections 85 through 98, inclusive, of the MBCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The values so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of Sections 85 through 98, inclusive, of the MBCL does not purport to be complete and is qualified in its entirety be reference to Sections 85 through 98, inclusive, of the MBCL. Failure to follow the steps required by Sections 85 through 98, inclusive, of the MBCL for perfecting appraisal rights may result in the loss of such rights.

  Going Private Transactions. The Merger would have to comply with any applicable federal law operative at the time of its consummation. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and distributed to minority stockholders before the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

  If, on or after May 13, 1998, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options to acquire, any of the foregoing, other than Shares issued pursuant to the exercise of Company Stock Options outstanding as of the date of the Merger Agreement, then, subject to the provisions of
Section 14 below, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after May 13, 1998, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares, and may terminate the Offer, if (i) the Minimum Condition has not been satisfied, (ii) the Financing Condition has not been satisfied, (iii) the applicable waiting period under the HSR Act shall not have expired or been terminated or (iv) at any time on or after May 13, 1998 and prior to the acceptance for payment of or payment for Shares, any of the following conditions shall occur and be continuing:

    (a) there shall be instituted or pending any action or proceeding before any domestic court, government or Governmental Entity, other than by Parent or Purchaser, a stockholder of Parent or Purchaser or any person affiliated with Parent or Purchaser, (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or the consummation by Purchaser of the Merger, (ii) seeking to restrain or prohibit Parent's or the Company's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to compel Parent or the Company to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) any material assets or categories of assets or businesses of any of the Company and its subsidiaries, taken as a whole, or Parent or any of Parent's affiliates, taken as a whole, (iv) seeking to prohibit or impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders), or seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business and operations of the Company and its subsidiaries, taken as a whole, (v) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares or seeking to obtain from the Company, Parent or Purchaser by reason of any of the transactions contemplated by the Offer or the Merger Agreement any damages that are material to the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or (vi) that otherwise, in the reasonable judgment of Parent, is likely to materially adversely affect the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, provided that, in any such case, Parent shall have used its best efforts to defeat or have vacated such action or proceeding and shall have failed to do so; or

    (b) there shall be any action taken, or any statute, rule, regulation, injunction, interpretation, judgment, order or decree enacted, enforced, promulgated, issued or deemed applicable to Parent or any of its subsidiaries or to the Company or any of its subsidiaries or the Offer or the Merger, by any court, government or Governmental Entity, other than the application of the waiting period provision of the HSR Act to the Offer or the Merger, and other than a law or regulation relating to the issuance or transfer of any licenses or permits of any licensing board or agency governing the sale of alcoholic beverages, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

    (c) any change, event, occurrence or circumstance shall have occurred in the business, operations, assets or condition (financial or otherwise) of the Company or any of its subsidiaries, relating to a period commencing after April 18, 1998, that in the reasonable judgment of Parent, is likely to have a Company Material Adverse Effect; or

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, which suspension or limitation shall continue for at least three consecutive trading days, (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's 500 Index by an amount in excess of 25%, measured from May 13, 1998, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a material adverse impact on the capital markets of the United States, or (v) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration, escalation or worsening thereof; or

    (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any of the representations and warranties without such qualification shall not be true and correct in any material respect, in each case when made, except, in the case of any such breach, where such breach would not have, individually or in the aggregate, a Company Material Adverse Effect or materially and adversely affect the Financing or the ability of Parent and Purchaser to consummate the Offer and the Merger; or

    (f) the Merger Agreement shall have been terminated in accordance with its terms; or

    (g) any Third Party (other than Joseph Crugnale or a "Permitted Transferee" (as defined in the Tender and Voting Agreement) under the Tender and Voting Agreement) acquires beneficial ownership of 15% or more of the outstanding Shares; or

    (h) a tender offer or exchange offer for more than 33 1/3% of the Shares shall have been made or publicly proposed by a Third Party for a price in excess of the Merger Consideration; or

    (i) the Board of Directors of the Company withdraws or modifies in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement or the Merger or recommends or approves an Acquisition Proposal by a Third Party;

which, in the reasonable judgment of Parent, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser or any Affiliate of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  General. Except as described in this Section 15, based on neither a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Except as described here, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

  Massachusetts Statutes. Chapter 110F of the Massachusetts General Laws (the "MGL") (the "Business Combination Statute") in general, prohibits any business combination between a widely held Massachusetts corporation and an interested stockholder for three years after that person becomes an interested (i.e., 5%) stockholder unless: (a) prior to the date that person becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 90% of the voting stock, excluding shares held by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the time the stockholder becomes an interested stockholder, the board of directors of the corporation and holders of two-thirds of the shares of voting stock not held by the interested stockholder approve the business combination.

  Chapter 110D of the MGL (the "Control Share Acquisition Statute") provides, in general, that shares of a widely-held Massachusetts corporation acquired in a Control Share Acquisition (as defined in the Control Share Acquisition Statute) will not have voting rights unless, among other things, voting rights for such shares are approved by a vote of stockholders of the corporation, not including those holding such shares. Excluded from the definition of "Control Share Acquisition" is, among other things, an acquisition by tender offer or merger pursuant to a merger agreement to which the Massachusetts corporation is a party.

  Chapter 110C of the MGL (the "Take-Over Bid Statute") imposes certain procedural requirements and prohibitions in connection with a Take-Over Bid (as defined in the Take-Over Bid Statute).

  THE COMPANY HAS TAKEN ALL NECESSARY STEPS TO RENDER THE BUSINESS COMBINATION STATUTE, THE CONTROL SHARE ACQUISITION STATUTE AND THE TAKE-OVER BID STATUTE INAPPLICABLE TO THE ACQUISITION OF SHARES IN THE OFFER OR THE MERGER.

  The foregoing description of the MGL, including the description of the Business Combination Statute, the Control Share Acquisition Statute and the Take-Over Bid Statute, is not necessarily complete and is qualified in its entirety by reference to the MGL.

  Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied.

  Parent expects to file soon a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed, unless early termination of the waiting period is granted. Before such time, however, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such request. Thereafter, the waiting period may be extended only by court order or with Purchaser's consent. The waiting period will not be affected either by the failure of the Company (as opposed to Parent and Purchaser) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

  The Merger would not require an additional filing under the HSR Act if Purchaser owns 50% or more of the Shares outstanding at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Stockholder Litigations. After the announcement of the merger contemplated by the Ten Ideas Merger Agreement (the "Ten Ideas Merger"), three purported class action lawsuits captioned (i) Keith Jamison v. Joseph Crugnale, Robert
L. Lestina, Jr., James Westra, E. Bulkeley Griswold, Allen J. Steinmetz and Bertucci's, Inc., (ii) Marietta Brewster v. Joseph Crugnale, Robert L. Lestina, Jr., James Westra, E. Bulkeley Griswold, Allen J. Steinmetz and Bertucci's, Inc. and (iii) Sandra Weiss v. Bertucci's, Inc., Joseph Crugnale, Robert L. Lestina, James Westra, Bulkeley E. Griswald and Allen J. Steinmetz were filed in February 1998 in Massachusetts Superior Court against the Company and its Board of Directors in connection with the Ten Ideas Merger (the "Stockholder Litigations"). The plaintiffs claimed that the Ten Ideas Merger was, or consummation thereof would have been, wrongful, unfair and in breach of the individual defendants' fiduciary duties. The plaintiffs alleged that the price per Share in the Ten Ideas Merger was grossly inadequate, the Ten Ideas Merger would have been consummated without an auction of the Company or other market check, and that the defendants possessed non-public information concerning the condition and prospects of the Company. The plaintiffs in the Stockholder Litigations seek preliminary and permanent injunctive relief against the Ten Ideas Merger, unspecified monetary damages and other relief. To date, the plaintiffs have not filed a motion for a preliminary injunction or other preliminary relief.

16. FEES AND EXPENSES.

  Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and United States Trust Company of New York to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominees of stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Depositary has not been retained to make solicitations or recommendations in its role as the Depositary. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith.

  Purchaser will not pay any fees or commission to any broker or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with the exhibits setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing such additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          NERC Acquisition Corp.

May 20, 1998

                                                                     SCHEDULE I

                     INFORMATION RELATING TO DIRECTORS AND
                  EXECUTIVE OFFICERS OF PARENT AND PURCHASER

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated (i) all occupations, offices or positions of employment listed opposite and individual's name have been or were held by such individual during the course of the past five years, (ii) the business address is 80A Turnpike Road, Westborough, Massachusetts 01581, and (iii) each of the persons listed below is a United States citizen.

                                           PRESENT PRINCIPAL OCCUPATION
                                         OR EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS                   HELD DURING THE PAST FIVE YEARS
       ________________        ____________________________________________________
 Dennis Pedra................  President, Chief Executive Officer and a Director of
                               Parent (1991-present)
 Paul V. Hoagland............  Executive Vice President, Chief Financial Officer
                               and a Director of Parent (1991-present)
 Rick Barbrick...............  Vice President of Operations for Chili's (January
                               1998-present); Senior Director of Operations (1992-
                               1997)
 Richmond Brittingham........  Director of Operations (1992-1998)
 Gary Schwab.................  Vice President and Controller (1991-present)
 Benjamin R. Jacobson........  Managing General Partner of Jacobson Partners (a
  c/o Jacobson Partners        partnership formed for direct equity investments)
  595 Madison Avenue           (1989-present); Chairman of the Board of Parent
  New York, New York 10022
 Stephen F. Mandel, Jr.......  Managing Director, Portfolio Manager and
  c/o Lone Pine Capital LLC    Consumer/Retail Analyst of Lone Pine Capital LLC (a
  2 Greenwich Plaza            hedge fund) (July 1997-present); Senior managing
  Greenwich, Connecticut       director of, and consumer analyst at, Tiger
  06830                        Management Corporation (1990-July 1997); Director of
                               Parent
 James J. Morgan.............  Retired; President and Chief Executive Officer of
  c/o Jacobson Partners        Philip Morris U.S.A. (December 1994-November 1997);
  595 Madison Avenue           Senior Vice President, Marketing of Philip Morris
  New York, New York 10022     U.S.A. (April 1993-December 1994); Corporate Vice
                               President, Marketing Planning, of the Philip Morris
                               Companies Inc. (1990-April 1993); Director of Parent
 David A. Roosevelt..........  Associate at Jacobson Partners (October 1996-
  c/o Jacobson Partners        present); Principal of General Gas Company (natural
  595 Madison Avenue           gas marketing company) (June 1995-October 1996);
  New York, New York 10022     Financial Analyst, Account Management Group at
                               Blackrock Financial Management (July 1993-June
                               1995); Director of Parent

  2. DIRECTOR AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and position with Purchaser of the director and each executive officer of Purchaser. For additional information regarding such persons, see paragraph 1 above.

             NAME                            POSITIONS WITH PURCHASER
             ____              ____________________________________________________

 Dennis Pedra................  President, Treasurer, Clerk and a Director of
                               Purchaser
 Paul V. Hoagland............  Executive Vice President, Assistant Treasurer and
                               Chief Financial Officer of Purchaser
 Benjamin R. Jacobson........  Chairman of the Board of Purchaser
 David A. Roosevelt..........  Director of Purchaser

                                                                     SCHEDULE II

                 TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS
                            BY PARENT AND PURCHASER

     TRANSACTION DATE              SHARES ACQUIRED                       PRICE PER SHARE*
     ----------------              ---------------                       ----------------
         3/23/98                       30,000                                $7.96875
         3/24/98                       92,700                                $7.96875
         3/25/98                       38,300                                $7.96875




--------
* All prices are exclusive of commissions.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                    UNITED STATES TRUST COMPANY OF NEW YORK

    By Registered or         By Overnight Courier:            By Hand:
     Certified Mail:      United States Trust Company    United States Trust
   United States Trust            of New York                  Company
         Company           770 Broadway, 13th Floor          of New York
       of New York         New York, New York 10003      111 Broadway, Lower
      P.O. Box 844      Attn: Corporate Trust Services          Level
  Attn: Corporate Trust                                 Attn: Corporate Trust
        Services                                              Services
     Cooper Station                                   New York, New York 10006
   New York, New York
       10276-0844

                                 By Facsimile:
                                (212) 420-6152
                       (For Eligible Institutions Only)

                             Confirm by Telephone:
                                (800) 548-6565

  Questions and requests for assistance may be directed to the Information Agent as set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent and will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                           New York, New York 10005
                         (212) 269-5550 (call collect)
                                      or
                                (800) 714-3310